Exhibit 99.1

News Release
Andrew Corporation
3 Westbook Corporate Center, Suite 900, Westchester, IL USA 60154 Phone: +1 (708) 236-6600 www.andrew.com
Andrew Corporation Reports Record Sales of $551 Million and
Record Orders of $605 Million for Third Quarter Fiscal 2006
•	Total sales increased 13% to a record $551 million
•	Wireless Infrastructure sales increased 13% to $524 million
•	Orders increased 23% to a record $605 million, resulting in a book-to-bill ratio of 1.10
•	Total backlog increased 15% to $367 million
•	Gross margin was 22.1%, an increase of 150 basis points versus the prior quarter
•	Net income per share was $0.04, including $0.05 per share of significant items
•	Cash flow from operations was $25 million
WESTCHESTER, IL, July 27, 2006—Andrew Corporation, a global leader in communications systems and products, reported record total sales of $551 million for its third quarter ended June 30, 2006, an increase of 13% compared to $487 million in the prior year quarter.
Wireless Infrastructure sales increased 13% versus the prior year quarter due mainly to growth for products supporting global wireless network upgrades and expansion and the inclusion of $17 million of sales from the acquisition of Precision Antennas Ltd. in April 2006. Satellite Communications sales increased 19% versus the prior year quarter due mainly to new products introduced in consumer broadband and military satellite communications. Total orders increased 23% to a record $605 million versus the prior year quarter driven by all major product groups supporting global wireless network upgrades and expansion.
“Overall global demand trends have continued to be positive for the wireless infrastructure industry as demonstrated by record sales and orders for the company during the third quarter,” said Ralph Faison, president and chief executive officer, Andrew Corporation. “We believe our industry-leading product portfolio and globally diversified customer base provides the company with a strategic ability to benefit from network upgrades and expansions that are occurring in each major region around the globe.”
Third quarter net income was $7.0 million or $0.04 per share compared to net income of $13.0 million or $0.08 per share in the year ago quarter. Third quarter income included $4.7 million or $0.02 per share related to intangible amortization, $3.2 million or $0.02 per share of expenses associated with the proposed ADC Telecommunications merger and $1.9 million or $0.01 per share related to restructuring charges. The prior year quarter included $4.7 million or $0.02 per share related to intangible amortization, $3.0 million or $0.01 per share for a value-added tax (VAT) provision, a loss of $1.5 million or $0.01 per share related to the sale of assets and restructuring charges of $0.5 million.
“Our third quarter financial results reflect positive operational improvement,” said Faison. “Our price surcharges on cable products have now been implemented across all customers in all geographic regions. Despite an unfavorable product mix in Base Station Subsystems and approximately $3.0 million of filter product line transition costs, gross margin for the company increased 150 basis points versus the prior quarter.”

The following table is a summary of significant items impacting the comparability of earnings per share amounts for the three months ended June 30, 2006 and June 30, 2005. To calculate the per share impact of these significant items, an underlying effective tax rate on operations of 33.0% and 160 million diluted shares outstanding were used for the third quarter fiscal 2006 and 38.2% and 163 million diluted shares outstanding were used for the third quarter fiscal 2005.

	Three Months Ended
Summary of Significant	June 30,
Items Impacting Results	2006	2005
Intangible amortization	$(0.02)	$(0.02)
Restructuring charges	(0.01)	—
Loss on sale of assets	—	(0.01)

Sub-total	(0.03)	(0.03)

Expenses associated with proposed ADC merger	(0.02)	—
VAT provision	—	(0.01)

Total	$(0.05)	$(0.04)

The top 25 customers represented 71% of sales in the third quarter, compared to 67% in the prior quarter and 72% in the year ago quarter. Major original equipment manufacturers (OEMs) accounted for 37% of sales in the third quarter, compared to 38% in the prior quarter and 39% in the year ago quarter. Cingular Wireless was the largest customer for the quarter at 13% of sales due mainly to seasonal strength for Antenna and Cable Products and growth in new products such as tower mounted amplifiers, multi-carrier power amplifiers and receive antenna interface trays (RxAIT). Ericsson, followed by Siemens and Lucent Technologies, each represented 5% or more of total sales for the third quarter.
RESULTS BY MAJOR REGION AND SEGMENT

	Three Months Ended
	June 30,		%	%
Sales by Region ($ in millions)	2006	2005	Change	Total
Americas	$279	$270	3	51
Europe, Middle East, Africa (EMEA)	185	159	16	34
Asia Pacific	87	58	50	15

Total	$551	$487	13%	100%

Sales in the Americas increased 3% versus the prior year quarter due mainly to growth in North America for Base Station Subsystems and Antenna and Cable Products supporting network upgrades and expansion, partially offset by decreased sales of E-911 geolocation equipment in Network Solutions. EMEA increased 16% from the prior year quarter due mainly to growth for Antenna and Cable Products supporting network expansion and the inclusion of sales from the acquisition of Precision in April 2006. Asia Pacific increased 50% versus the prior year quarter due mainly to Antenna and Cable Products, Base Station Subsystems and Wireless Innovations supporting network upgrades, expansion and distributed coverage requirements in India, China, Australia and Indonesia.

	Three Months Ended
	June 30,		%	%
Sales by Segment ($ in millions)	2006	2005	Change	Total
Antenna and Cable Products	$321	$277	16	58
Base Station Subsystems	136	108	26	25
Network Solutions	22	42	(48)	4
Wireless Innovations	45	38	18	8
Satellite Communications	27	22	19	5

Total	$551	$487	13%	100%

Antenna and Cable Products increased 16% versus the prior year quarter due mainly to growth in RF cable products supporting network expansion and coverage requirements and the inclusion of sales from the acquisition of Precision. Base Station Subsystems sales increased 26% versus the prior year quarter due mainly to growth in North America and Asia Pacific and an increase in new products sold directly to carriers in North America. Network Solutions declined 48% versus the prior year quarter due mainly to a $24 million decrease in sales of E-911 related geolocation equipment in North America. In addition, the company experienced some delays in the third quarter regarding network acceptance and revenue recognition for certain international geolocation sales. Wireless Innovations increased 18% versus the prior year quarter due mainly to the timing of several large project-oriented sales for distributed coverage solutions. Satellite Communications increased 19% versus the prior year quarter due mainly to new products introduced in consumer broadband and military satellite communications.

	Three Months Ended
	June 30,
Operating Income (Loss) by Segment ($ in millions)	2006	2005
Antenna and Cable Products	$52	$44
Base Station Subsystems	(1)	(5)
Network Solutions	3	15
Wireless Innovations	10	7
Satellite Communications	(6)	(3)

Sub-Total	$58	$58

Unallocated Sales and Administrative Costs	(35)	(27)
Intangible Amortization	(5)	(5)
Gain (Loss) on Sale of Assets	0	(2)

Total Operating Income	$18	$24

Antenna and Cable Products operating income increased versus the prior year quarter due mainly to a 16% increase in segment sales and a benefit from implementation of price surcharges on cable products. Base Station Subsystems operating income increased versus the prior year quarter due mainly to an increase in products sold directly to carriers, partially offset by an unfavorable product mix of power amplifier versus filter sales, approximately $3.0 million of filter product line transition costs and approximately $1.7 million of restructuring charges due mainly to headcount and product line rationalization. Network Solutions operating income declined versus the prior year quarter due mainly to the significant decline in E-911 geolocation equipment sales. Wireless Innovations operating income increased versus the prior year quarter due mainly to an 18% increase in segment sales resulting from the timing of operator spending for distributed coverage requirements. Satellite Communications operating loss increased versus the prior year quarter due mainly to an unfavorable product mix and incremental costs associated with the acquisition of Skyware Radio Systems in February 2006.
RECENT HIGHLIGHTS
•	Awarded second phase of a strategic multiyear contract from a tier one operator in the Middle East for a major geolocation system deployment bringing the total contract value to date to more than $20 million.

•	Chosen to provide an in-building network system for enhanced wireless signal coverage as part of a major expansion of the Dubai International Airport in the United Arab Emirates.

•	Received “Best Global Partner” award from ZTE Corporation, one of the fastest growing global providers of telecommunications equipment and network solutions, based on cost, quality, delivery, and service during 2005.

•	Reached a lease agreement to occupy a 235,000 square foot section of a currently occupied 750,000 square foot building, which will enable Satellite Communications to cost-effectively retain its production facility in Smithfield, North Carolina.

•	Received first award in the new military satellite communications (MilSatCom) product line from L-3 Communications—Narda Satellite Networks for a new 3.9 meter flyaway tactical satellite earth station antenna.

•	Acquired Precision Antennas Ltd. in April 2006, a leading provider of microwave antennas for use in carrying point-to-point radio signals, for approximately $28 million in cash.
THIRD QUARTER FINANCIAL SUMMARY
Gross margin was 22.1%, compared with 20.6% in the prior quarter and 23.2% in the prior year quarter. Gross margin declined 110 basis points versus the prior year quarter due mainly to lower E-911 geolocation equipment sales and increased commodity costs. The prior year quarter included a $3.0 million VAT provision related to certain Asian import-export matters. Gross margin increased 150 basis points versus the prior quarter due mainly to improved volume overhead absorption in the Antenna and Cable Products Group and a benefit from price surcharges on cable products implemented during the quarter, partially offset by an unfavorable product mix within Base Station Subsystems and approximately $3.0 million of filter product line transition costs.
The company currently has purchase commitments for copper that cover 100% of anticipated fiscal 2006 requirements. Incremental demand during the fourth quarter would require additional purchases of copper in the spot market. In addition, the company has purchase commitments for copper that cover approximately 24 million pounds or 38% of anticipated fiscal 2007 requirements.
In the Antenna and Cable Products Group, the price surcharge program is assisting in recovering costs and stabilizing gross margin. In addition, subsequent to the close of the third quarter, the company closed on the sale of the first of two parcels of land that comprise the Orland Park, Illinois manufacturing facility. The company currently anticipates that its new manufacturing facility in Joliet, Illinois will be complete in mid-2007. In the Base Station Subsystems Group, product lines and headcount are in the process of being rationalized and the company anticipates a more favorable product mix for Base Station Subsystems in the fourth quarter. In the Network Solutions Group, the company is currently integrating recent acquisitions from Nortel Networks and Nokia in the wireless location services market. In addition, the company was awarded the second phase of a strategic multiyear contract with a tier one Middle East operator for international geolocation equipment. Despite some delays in the third quarter regarding network acceptance and revenue recognition for certain international geolocation sales, the company anticipates growth in geolocation equipment sales in the fourth quarter and fiscal 2007. In the

Satellite Communications Group, the company recently signed an agreement to occupy smaller, more cost-effective manufacturing space and is currently rationalizing underperforming product lines.
Research and development expenses were $28.4 million or 5.2% of sales in the third quarter, compared to $27.0 million or 5.5% of sales in the prior year quarter. Research and development expenses increased in absolute dollars due mainly to on-going support for new product introductions. Sales and administrative expenses were $65.6 million or 11.9% of sales in the third quarter, compared to $55.5 million or 11.4% of sales in the year ago quarter. Sales and administrative expenses increased due to a 13% increase in sales, recent acquisitions that have not yet been fully integrated and approximately $1.0 million of stock option expense.
Intangible amortization was $4.7 million in the third quarter, flat compared to $4.7 million in the prior year quarter. It is anticipated that total intangible amortization, excluding the impact of recent acquisitions, will be approximately $19 million in fiscal 2006 and $14 million in fiscal 2007.
Other expense increased to $3.8 million in the third quarter compared to $2.8 million in the prior year quarter due mainly to higher foreign currency exchange losses primarily relating to a weakening in the Indian rupee.
The reported tax rate for the third quarter was 51.1%, reflecting an underlying effective tax rate on operations of 33.0% and a rate adjustment of $2.5 million due mainly to the establishment of valuation allowances against tax benefits recorded in several jurisdictions. The reported tax rate on operations declined versus 38.2% in the prior year quarter due mainly to a rate benefit from the permanent reinvestment of earnings in China.
Average diluted shares outstanding decreased to 160 million for the third quarter compared to 163 million in the prior year quarter due mainly to the repurchase of 3.2 million shares in the fourth quarter fiscal 2005 and first quarter fiscal 2006. The company has approximately 9.8 million shares available for repurchase under an existing authorized repurchase program.
BALANCE SHEET AND CASH FLOW HIGHLIGHTS
Cash and cash equivalents were $116 million at June 30, 2006, compared to $155 million at March 31, 2006 and $189 million at September 30, 2005. Cash and cash equivalents decreased from the prior quarter due mainly to the recent acquisition of Precision for $28 million in cash and the reduction of $11 million in outstanding debt.
Accounts receivable were $539 million and days’ sales outstanding (DSOs) were 85 days at June 30, 2006, compared to $478 million and 83 days at March 31, 2006 and $471 million and 76 days at September 30, 2005. Inventories were $391 million and inventory turns were 4.4x at June 30, 2006, compared to $369 million and 4.1x at March 31, 2006 and $353 million and 4.6x at September 30, 2005. The acquisition of Precision in April 2006 added approximately $17 million of accounts receivable and $9 million of inventory.
Total debt outstanding and debt to capital were $302 million and 16.1% at June 30, 2006, compared to $313 million and 16.7% at March 31, 2006 and $303 million and 16.3% at September 30, 2005.
Cash flow from operations was $24.5 million for the third quarter, compared to cash flow from operations of $13.4 million in the prior quarter and cash flow from operations of $27.2 million in the prior year quarter. Capital expenditures were $17.7 million for the third quarter, compared to $20.8 million in the prior quarter and $16.2 million in the prior year quarter.

FOURTH QUARTER FISCAL 2006 OUTLOOK
For the fourth quarter, sales are anticipated to range from $540 million to $570 million compared to $518 million in the prior year quarter, due mainly to higher Wireless Infrastructure sales and the inclusion of sales from the acquisition of Precision.
Gross margin rate is anticipated to increase from the third quarter due mainly to benefits from the price surcharge program on cable products, improved product mix within Base Station Subsystems and increased sales of international geolocation equipment.
Excluding expenses associated with the proposed ADC merger, total operating expenses in the fourth quarter are anticipated to modestly decrease as a percentage of total sales compared to the third quarter.
The company anticipates the reported tax rate to be relatively consistent with the third quarter’s underlying effective tax rate on operations of 33%. Average diluted shares outstanding are anticipated to be approximately 180 million due to accounting effects on outstanding convertible debt.
Earnings per share are anticipated to range from $0.10 to $0.13, including intangible amortization expense of approximately $0.02 per share and before any potential restructuring charges. Additionally, the company will record a gain of approximately $9 million related to the completed sale of the first of two parcels of land that comprise the Orland Park, Illinois manufacturing facility that is not included in the above fourth quarter outlook.
“We are pleased with the sales momentum across our product groups driven partially by market share gains and new product introductions. Our industry-leading product portfolio is air-interface independent, our diversified customer base is supported in all major geographic regions around the globe and the growth in backlog and record orders for the third quarter give us confidence in our fourth quarter and long-term growth opportunities,” said Faison. “We have made progress on a number of key initiatives throughout the company and continue to be focused on opportunities that will drive further operational improvement and financial performance in the fourth quarter and in fiscal 2007.”
FORWARD OUTLOOK POLICY
Beginning in the fourth quarter fiscal 2006, the company will no longer continue its practice of providing forward quarterly quantitative guidance for sales, margin or earnings per share. The company believes that reported quarterly results provide a more accurate reflection of the company’s progress towards its longer-term annual goals.
“We believe that providing forward guidance for a range of sales and operating margin on an annual basis promotes better corporate governance practices and more closely aligns management and shareholders for long-term value creation,” said Faison. “We also believe that annual guidance would more closely relate to our operational planning cycle and the long-term build cycles for which customers around the globe implement their capital expenditure plans.”
ADC ANDREW MERGER UPDATE
Andrew Corporation entered into a definitive merger agreement on May 31, 2006, with ADC Telecommunications in Eden Prairie, Minnesota to create a global leader in wireline and wireless network infrastructure solutions. On July 19, 2006, ADC Telecommunications updated its sales and earnings per share outlook for both its third quarter fiscal 2006 and fiscal year 2006.
“We believe the strategic rationale for convergence of wireline and wireless networks has not changed in the marketplace. However, we were surprised and disappointed with the recent news announcement and are in the process of evaluating the information,” said Faison.

Attached to this news release are the company’s preliminary unaudited financial statements for the third quarter fiscal 2006. The company will host a conference call to discuss its third quarter fiscal 2006 financial results on Thursday, July 27, 2006, at 8:00 a.m. CT. Investors can participate via a live webcast over the Internet at www.andrew.com. An audio replay of the conference call will be made available for 60 days following the event.
About Andrew
Andrew Corporation (NASDAQ:ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Westchester, IL, is an S&P 500 company founded in 1937.
Forward-Looking Statements
Some of the statements in this news release, including those under the captions “Third Quarter Financial Summary” and “Fourth Quarter Fiscal 2006 Outlook”, are forward-looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Forward-looking statements are based on currently available information. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended September 30, 2005. The company disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
Non-GAAP Financial Measures
This news release contains certain non-GAAP financial measures, which are financial measures of Andrew’s performance that exclude or include amounts thereby differentiating these measures from the most directly comparable amounts presented in the financial statements that are calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP). Andrew believes that these non-GAAP measures improve the comparability of the financial results between periods. Below are reconciliations of the non-GAAP financial measures used in this news release for earnings per share to the most directly comparable GAAP measures.

	Three Months Ended
	June 30,
	2006	2005
Reported GAAP Diluted Net Income per Share	$0.04	$0.08
Intangible amortization	0.02	0.02
Restructuring charges	0.01	—
Loss on sale of assets	—	0.01
Expenses associated with proposed ADC merger	0.02	—
VAT provision	—	0.01

Adjusted Diluted Net Income per Share	$0.09	$0.12

Cautionary Statement under the Private Securities Litigation Reform Act of 1995
This document contains statements regarding the proposed transaction between ADC and Andrew, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the proposed transaction and other statements about the future expectations, beliefs, goals, plans or prospects of the management of each of ADC and Andrew. These statements are based on current expectations, estimates, forecasts and projections and management assumptions about the future performance of each of ADC and Andrew and the combined company, as well as the businesses and markets in which they do and are expected to operate. These statements constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “estimates,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” and variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that may cause actual outcomes to differ from what is expressed or forecasted in these forward-looking statements, include, among other things: the ability to consummate the proposed transaction; difficulties and delays in obtaining regulatory approvals for the proposed transaction; difficulties and delays in achieving synergies and cost savings; potential difficulties in meeting conditions set forth in the definitive merger agreement; fluctuations in the telecommunications market; the pricing, cost and other risks inherent in long-term sales agreements; exposure to the credit risk of customers; reliance on contract manufacturers and other vendors to provide goods and services needed to operate the businesses of ADC and Andrew; fluctuations in commodity prices; the social, political and economic risks of the respective global operations of ADC and Andrew; the costs and risks associated with pension and postretirement benefit obligations; the complexity of products sold; changes to existing regulations or technical standards; existing and future litigation; difficulties and costs in protecting intellectual property rights and exposure to infringement claims by others; and compliance with environmental, health and safety laws. For a more complete list and description of such risks and uncertainties, refer to ADC’s Registration Statement on Form S-4 filed with the United States Securities and Exchange Commission (the SEC) on June 29, 2006 and Annual Report on Form 10-K for the year ended October 31, 2005 and Andrew’s Annual Report on Form 10-K for the year ended September 30, 2005 as well as other filings made by ADC and Andrew with the SEC. Except as required under the US federal securities laws and the rules and regulations of the SEC, ADC and Andrew disclaim any intention or obligation to update any forward-looking statements after the distribution of this document, whether as a result of new information, future events, developments, changes in assumptions or otherwise.
Additional Information and Where to Find It
ADC HAS FILED A REGISTRATION STATEMENT ON FORM S-4 (REGISTRATION NO. 333-135424) IN CONNECTION WITH ITS PROPOSED BUSINESS COMBINATION WITH ANDREW CORPORATION. SHAREHOLDERS OF ADC AND ANDREW ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS THAT FORMS A PART OF THE REGISTRATION STATEMENT AND THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS (WHEN IT BECOMES AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS OF ADC AND ANDREW ARE ALSO ENCOURAGED TO READ ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The final joint proxy statement/prospectus will be mailed to shareholders of ADC and stockholders of Andrew. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov. Investors and security holders may also obtain the documents free of charge from Investor Relations at ADC by writing Investor Relations, ADC Telecommunications, Inc., P.O. Box 1101, Minneapolis, Minnesota 55440-1101; or calling

952-917-0991; or at www.adc.com/investorrelations/financialinformation/secfilings/. Investors and security holders may also obtain the documents free of charge from Investor Relations at Andrew by writing Investor Relations, Andrew Corporation, 3 Westbrook Corporate Center, Suite 900, Westchester, Illinois 60154; or calling 800-232-6767; or at www.andrew.com/investors/sec.
Participants in Solicitation
ADC, Andrew and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information concerning ADC’s participants is set forth in the proxy statement dated, January 24, 2006, for ADC’s 2006 annual meeting of shareholders as filed with the SEC on Schedule 14A. Information concerning Andrew’s participants is set forth in the proxy statement, dated December 30, 2005, for Andrew’s 2006 annual meeting of stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of ADC and Andrew in the solicitation of proxies in respect of the merger will be included in the registration statement and joint proxy statement/prospectus filed with the SEC (registration no. 333-135424).
END
Investor Contact:
Scott Malchow, Andrew Corporation
+1 (708) 236-6507
News Media Contact:
Rick Aspan, Andrew Corporation
+1 (708) 236-6568 or publicrelations@andrew.com

UNAUDITED — PRELIMINARY
ANDREW CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2006	2005	2006	2005
Sales	$550,688	$487,235	$1,547,040	$1,442,819
Cost of products sold	429,077	374,312	1,209,006	1,122,195

Gross Profit	121,611	112,923	338,034	320,624

Operating Expenses
Research and development	28,428	26,990	83,179	79,438
Sales and administrative	65,592	55,470	185,614	164,814
Intangible amortization	4,731	4,652	14,279	17,560
Merger costs	3,205	—	3,205	—
Restructuring	1,891	456	2,752	3,242
(Gain) loss on sale of assets	(262)	1,522	1,127	489

	103,585	89,090	290,156	265,543

Operating Income	18,026	23,833	47,878	55,081

Other
Interest expense	3,614	3,552	11,522	10,776
Interest income	(1,736)	(944)	(3,968)	(4,017)
Other expense, net	1,907	222	2,440	2,062

	3,785	2,830	9,994	8,821

Income Before Income Taxes	14,241	21,003	37,884	46,260

Income taxes	7,278	8,014	12,509	14,941

Net Income	6,963	12,989	25,375	31,319

Preferred Stock Dividends	—	—	—	232

Net Income Available to Common Shareholders	$6,963	$12,989	$25,375	$31,087

Basic Net Income per Share	$0.04	$0.08	$0.16	$0.19

Diluted Net Income per Share	$0.04	$0.08	$0.16	$0.19

Average Shares Outstanding
Basic	159,651	162,443	159,795	161,544
Diluted	160,357	162,833	160,439	161,944

Orders Entered	$604,505	$491,206	$1,634,702	$1,451,188
Total Backlog	$367,440	$319,957	$367,440	$319,957

PRELIMINARY
ANDREW CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 30	September 30
	2006	2005
	(UNAUDITED)
ASSETS
Current Assets
Cash and cash equivalents	$116,114	$188,780
Accounts receivable, less allowances (June 2006 - $11,001; September 2005 - $12,240)	538,949	471,097
Inventory	391,006	353,402
Other current assets	61,223	63,578

Total Current Assets	1,107,292	1,076,857

Other Assets
Goodwill	890,666	862,083
Intangible assets, less amortization	41,522	56,753
Other assets	104,802	83,772

Property, Plant and Equipment
Land and land improvements	22,685	21,693
Buildings	133,354	131,335
Equipment	566,653	533,317
Allowance for depreciation	(485,710)	(454,783)

	236,982	231,562

TOTAL ASSETS	$2,381,264	$2,311,027

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	279,391	230,620
Accrued expenses and other liabilities	110,798	112,596
Compensation and related expenses	52,721	52,002
Restructuring	6,169	13,432
Notes payable and current portion of long-term debt	33,342	26,966

Total Current Liabilities	482,421	435,616

Deferred liabilities	49,520	49,255
Long-term debt, less current portion	268,617	275,604

SHAREHOLDERS’ EQUITY
Common stock (par value, $.01 a share: 400,000,000 shares authorized: 162,476,513 shares issued at June 30, 2006 and September 30, 2005, including treasury)	1,625	1,625
Additional paid-in capital	682,104	676,262
Accumulated other comprehensive income	32,500	19,720
Retained earnings	895,963	870,588
Treasury stock, common stock at cost (2,815,977 shares at June 30, 2006 and 1,557,030 shares at September 30, 2005)	(31,486)	(17,643)

Total Shareholders’ Equity	1,580,706	1,550,552

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,381,264	$2,311,027

UNAUDITED — PRELIMINARY
ANDREW CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2006	2005	2006	2005
Cash Flows from Operations
Net Income	$6,963	$12,989	$25,375	$31,319

Adjustments to Net Income
Depreciation	15,405	15,306	43,597	44,977
Amortization	4,731	4,652	14,279	17,560
(Gain) loss on sale of assets	(262)	1,522	(362)	1,189
Restructuring costs	(312)	(343)	(2,442)	(5,533)
Stock based compensation	2,228	8	6,273	1,478

Change in Operating Assets / Liabilities
Accounts receivable	(41,231)	8,185	(44,925)	(33,915)
Inventory	(8,714)	(12,019)	(21,599)	(18,286)
Other assets	(3,118)	(4,540)	(9,236)	(17,881)
Accounts payable and other liabilities	48,843	1,407	25,186	22,557

Net Cash From Operations	24,533	27,167	36,146	43,465

Investing Activities
Capital expenditures	(17,693)	(16,201)	(50,874)	(48,669)
Acquisition of businesses	(35,679)	82	(44,742)	(19,122)
Investments	—	—	(1,722)	—
Proceeds from sale of businesses and investments	—	—	—	9,494
Proceeds from sale of property, plant and equipment	696	263	2,473	2,615

Net Cash Used for Investing Activities	(52,676)	(15,856)	(94,865)	(55,682)

Financing Activities
Long-term debt (payments) borrowings, net	(292)	111	(7,902)	(9,355)
Notes payable (payments) borrowings, net	(11,122)	—	6,717	9,064
Preferred stock dividends	—	—	—	(232)
Payments to acquire common stock for treasury	—	—	(17,600)	—
Stock purchase and option plans	308	465	3,327	1,134

Net Cash (Used for) From Financing Activities	(11,106)	576	(15,458)	611

Effect of exchange rate changes on cash	425	(6,707)	1,511	(163)

(Decrease) Increase for the Period	(38,824)	5,180	(72,666)	(11,769)
Cash and Equivalents at Beginning of Period	154,938	172,099	188,780	189,048

Cash and Equivalents at End of Period	$116,114	$177,279	$116,114	$177,279